2011 Second Quarter Financial Summary



UNITED DEVELOPMENT FUNDING

Letter to our Shareholders

Thank you for your investment in United Development Funding IV ("UDF IV"). We are pleased to report the 2011 second quarter results for UDF IV and provide updates on market conditions and our ongoing capital raise. UDF IV continues to enjoy strong operating results. Through June 30, 2011 we raised approximately $90.1 million in capital and originated 36 loans and participation agreements, totaling approximately $167 million. In the second quarter UDF IV also received approximately $9.2 million in principal repayments, bringing total loan pay-downs and payoffs to approximately $37.9 million since inception.



For more information contact our Investor Services Department at 800-859-9338 or visit www.udfonline.com

United Development Funding IV

Photos for illustrative purposes only. Properties pictured are not owned by or to be acquired by UDF IV.

In June 2011 the Board of Trustees declared a third quarter distribution rate equal to $0.0044932 per share, which is equal to an annualized distribution rate of 8.2% and an increase of 20 basis points over our original distribution rate. Strong demand for finished lot and home construction financing in our markets, combined with the ongoing growth in our capital raise and favorable operating leverage, has resulted in continued strong operating results. Earnings for the six month period ending June 30, 2011 were $0.79 per share compared to $0.30 per share for the period ending June 30, 2010 – an increase of 160%. Consistent with our intent to make quarterly special distributions based on the performance of UDF IV, the Board of Trustees also declared a special distribution of $0.05 per share for shareholders of record as of August 31, 2011, which equates to an additional 25 basis points annualized. The special distribution will be paid in September 2011 and is the fourth special distribution declared by the Board of Trustees since inception.

UDF IV is taking advantage of distress in commercial lending markets for residential real estate, most notably among local and regional banks. Specifically UDF IV is filling the continuing market demand for financing by providing primarily first lien senior secured loans to seasoned homebuilders and developers – financing that was traditionally provided by the local and regional banks who have been unable or unwilling to fund new home construction, new lot purchases or new lot development.

Through the second quarter of 2011, 100% of our portfolio was located in the four major markets of Texas – Austin, Dallas-Fort Worth, Houston, and San Antonio – markets that we believe demonstrate the fundamentals necessary to meet our underwriting criteria. We believe the housing recovery will continue to be regional in its early stages and will be led by balanced, affordable housing markets with strong economies and strong fundamental drivers of new home demand, including job growth and consumer confidence. Today, these markets are principally located in the state of Texas, which is leading the economic recovery.

A June 21, 2011 article in USA Today stated Texas has now become the nation's second-largest economy, surpassing New York, with more than $1 trillion in annual economic GDP output, citing data released by the Bureau of Economic Analysis. According to the United States Department of Labor, Texas added approximately 222,000 jobs in the 12 months ended June 2011, which was the largest year-over-year increase of any state in the country. Furthermore, more than 32,000 of those Texas jobs were created in the construction sector, even as the other 49 states suffered a net loss of more than 19,000 construction jobs.

New home sales are greater than new home starts in Texas markets, indicating that homebuilders in Texas continue to focus on preserving a balance between new home demand and new home supply. Inventories of finished new homes and total new housing (finished vacant, under construction and model homes) are generally healthy and balanced in all major Texas markets, and we believe that the demand fundamentals (job growth, population growth, household formation, and consumer confidence) are stronger in these markets than elsewhere in the country.

Accentuating Texas' job creation, the cover story of the July 26, 2011 edition of the USA Today featured the headline, "Need a Job? Move to Texas" and pointed out that, in the two years since the end of the national recession, Texas had created approximately half of the total jobs created in the country. In further correlation, Texas' regional consumer confidence index is more than 20 points higher than the national index, reflecting the higher level of optimism Texas consumers feel about their finances and ability to spend.

We believe Texas will continue to lead the nation in the broader economic recovery, housing recovery, and job growth – to the benefit of our clients and portfolio. According to the Dallas Federal Reserve, Texas Leading Index stands at an August reading that remains higher than any time in 2009 and 2010.

At UDF, we continue to monitor the other largest housing markets in the country, evaluating their fundamentals with the expectation of entering those markets as their respective housing inventories return to equilibrium and demand fundamentals are restored. We continue to be pleased with the performance of UDF IV and are confident that we are well-positioned going forward. We thank you for your investment and support, and we look forward to updating you in future quarters.

Sincerely,



HOLLIS M. GREENLAW

CHAIRMAN OF THE BOARD OF TRUSTEES OF UDF IV

Photo for illustrative purposes only. Property pictured is not owned by or to be acquired by UDF IV.



Q2 2011 Financial Statements

United Development Funding IV

(As of and for the second quarter ending June 30, 2011)

Consolidated Balance Sheets

Assets	June 30, 2011 (unaudited)	December 31, 2010 (audited)
Cash and cash equivalents	$ 5,296,960	$ 2,543,501
Restricted cash	689,967	689,967
Accrued interest receivable	3,256,116	1,503,367
Accrued receivable – related parties	1,329,921	553,515
Loan participation interest – related parties	16,456,154	6,190,133
Notes receivable, net	63,897,543	53,800,754
Notes receivable – related parties	12,820,707	5,627,299
Deferred offering costs	8,069,175	7,372,116
Other assets	1,145,066	1,290,132
Total assets	$ 112,961,609	$ 79,570,784
Liabilities and Shareholders' Equity		
Liabilities:		
Accrued liabilities	$ 81,936	$ 237,391
Accrued liabilities – related parties	8,329,873	8,103,153
Distributions payable	359,570	451,510
Senior credit facility	2,617,789	1,929,669
Lines of credit	7,310,504	4,087,797
Notes payable	14,827,969	18,167,025
Total liabilities	33,527,641	32,976,545
Commitments and contingencies		
Shareholders' equity:		
Shares of beneficial interest; $0.01 par value; 400,000,000 shares authorized; 4,601,543 shares issued and 4,584,430 shares outstanding at June 30, 2011, and 2,681,454 shares issued and 2,678,954 shares outstanding at December 31, 2010, respectively	46,015	26,814
Additional paid-in-capital	80,309,154	46,750,375
Accumulated deficit	(578,941)	(132,950)
	79,776,228	46,644,239
Less: Treasury stock, 17,113 shares at June 30, 2011, and 2,500 shares at December 31, 2010, at cost	(342,260)	(50,000)
Total shareholders' equity	79,433,968	46,594,239
Total liabilities and shareholders' equity	$ 112,961,609	$ 79,570,784

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
Revenues:	2011	2010	2011	2010
Interest income	$ 1,979,056	$ 326,802	$ 3,848,622	$ 329,434
Interest income - related parties	858,498	366,586	1,341,719	564,353
Commitment fee income	41,811	-	70,909	-
Commitment fee income - related parties	10,839	-	17,817	-
Total revenues	2,890,204	693,388	5,278,967	893,787
Expenses:				
Interest expense	442,977	164,379	886,315	211,537
Advisory fee - related party	426,435	117,756	773,694	163,406
Provision for loan losses	112,327	30,185	206,122	30,185
General and administrative	315,041	161,107	611,105	267,714
Total expenses	1,296,780	473,427	2,477,236	672,842
Net income	$ 1,593,424	$ 219,961	$ 2,801,631	$ 220,945
Net income per share of beneficial interest	$ 0.40	$ 0.21	$ 0.79	$ 0.30
Weighted average shares outstanding	4,009,211	1,058,936	3,541,880	728,775
Distributions per weighted average share outstanding	$ .48	$ 0.37	$ 0.92	$ 0.70

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,	
Operating Activities	2011	2010
Net income	$ 2,801,631	$ 220,945
Adjustments to reconcile net income to net cash provided by (used in) operating activities:		
Provision for loan losses	206,122	30,185
Amortization expense	217,778	33,030
Changes in assets and liabilities:		
Accrued interest receivable	(1,752,749)	(29,407)
Accrued receivable – related parties	(776,406)	(234,233)
Other assets	(72,712)	(313,533)
Accrued liabilities	(155,455)	55,556
Net cash provided by (used in) operating activities	468,209	(237,457)
Investing Activities		
Investments in loan participation interests – related parties	(12,895,685)	(16,928,432)
Principal receipts from loan participation interests – related parties	2,629,664	6,147,873
Investments in notes receivable	(18,494,740)	(18,076,420)
Principal receipts from notes receivable	8,191,829	451,212
Investments in notes receivable – related parties	(11,553,477)	(3,033,138)
Principal receipts from notes receivable – related parties	4,360,069	716,334
Net cash used in investing activities	(27,762,340)	(30,722,571)
Financing Activities		
Proceeds from issuance of shares of beneficial interest	37,157,194	24,673,661
Purchase of treasury shares	(288,838)	-
Proceeds from senior credit facility	688,120	1,348,076
Net borrowings on lines of credit	3,222,707	-
Proceeds from notes payable	1,866,490	7,500,000
Payments on notes payable	(5,205,546)	-
Distributions	(3,339,563)	(414,355)
Shareholders' distribution reinvestment	1,244,601	155,619
Escrow payable	-	(617,300)
Restricted cash	-	450,400
Payments of offering costs	(4,827,238)	(3,207,342)
Deferred offering costs	(697,059)	25,764
Accrued liabilities – related parties	226,720	616,550
Net cash provided by financing activities	30,047,590	30,531,073
Net increase (decrease) in cash and cash equivalents	2,753,459	(428,955)
Cash and cash equivalents at beginning of period	2,543,501	520,311
Cash and cash equivalents at end of period	$ 5,296,960	$ 91,356
Supplemental Cash Flow Information:		
Cash paid for interest	$ 981,129	$ 156,289

The United Development Funding Building
1301 Municipal Way, Suite 100
Grapevine, Texas 76051
800-859-9338

www.udfonline.com

FIRST CLASS
PRESORT
US POSTAGE
PAID
PERMIT No. 18
ADDISON, TX

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles (GAAP) for complete financial statements. The financial statements include all adjustments (of a normal recurring nature) considered necessary to present fairly our financial position as of June 30, 2011, our operating results for the three months and six months ended June 30, 2011 and 2010, and cash flows for the six months ended June 30, 2011 and 2010. A copy of the Company's Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov, or by visiting www.udfonline.com, or by written request to the Company at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of financial condition of United Development Funding IV or UDF IV, (which may be referred to as the "Company," "we," "us," or "our"). These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on their knowledge of the business and industry. Words such as "may," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "would," "could," "should," and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

United Development Funding IV



UNITED DEVELOPMENT FUNDING



2011 Second Quarter Financial Summary